Exhibit 99.1

Vical Reports Second Quarter 2005 Financial Results

          SAN DIEGO, Aug. 2 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the quarter ended June 30, 2005.  Revenues for the second quarter of 2005 were $4.8 million compared with $5.7 million for the same period of 2004.  The 2005 revenues consisted primarily of an option exercise fee from Merck & Co., Inc. and an upfront license fee from AnGes MG, Inc., while the prior-year period included revenues from shipments to the National Institutes of Health (NIH) under contract manufacturing agreements.

          The net loss for the second quarter of 2005 was $5.0 million or $0.21 per share, compared with $5.3 million or $0.23 per share for the second quarter of 2004.  Financial results were consistent with the company’s projected net loss for the full year 2005 of between $23 million and $26 million.  Vical had cash and investments of $59 million at the end of the second quarter.

          Recent Highlights

*

In July, the grant of the first marketing approval for a product covered by a Vical license agreement, in Canada for APEX-IHN, a DNA vaccine for farm-raised salmon, for Vical’s licensee Aqua Health Ltd., an affiliate of the Swiss-based company Novartis Animal Health.

*	Initiation by Vical of a Phase 1 human study in July in which gene-based delivery of interleukin-2 (IL-2) is enhanced with electroporation for patients with recurrent metastatic melanoma.

*	Merck’s exercise of three cancer vaccine options in June for which Vical received initial fees of $3.0 million.

*	In June, receipt of production orders for HIV vaccines for the NIH totaling $12.1 million, with shipments anticipated in 2005 and 2006 in support of planned Phase 2 studies.

*

Orphan drug designation in June for Vical’s immunotherapeutic DNA vaccine against cytomegalovirus (CMV) in certain at-risk transplant patients.  The company expects a Phase 2 study to start by the end of 2005.

*

The grant of an exclusive, worldwide license to AnGes in May for DNA-based products encoding Hepatocyte Growth Factor for cardiovascular applications, with an up-front payment to Vical of $1.0 million.  The initial application for peripheral arterial disease is in Phase 3 testing in Japan.

*

Encouraging progress in discussions with prospective partners for Allovectin-7(R), and ongoing preparations to allow prompt initiation of a Phase 3 trial if  the company successfully reaches an agreement.

          Conference Call
          Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, August 2, at noon Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants.  A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 4825268.  The call also will be available live and archived through the webcast center at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical
          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including:  whether the company will achieve the levels of revenues and control expenses to meet projected financial performance; whether the company will reach agreement with one or more potential partners for Allovectin-7(R) or initiate a Phase 3 trial of Allovectin-7(R); whether endpoints in such a trial will be achieved and, if so, whether they will establish sufficient safety and efficacy to support product approval; whether a Phase 2 trial of the bivalent CMV vaccine in transplant patients will begin by the end of 2005, if at all; whether the company will successfully complete Phase 1 testing of its IL-2 treatment for melanoma; whether the NIH will cancel any or all of the $12.1 million of HIV vaccine production orders or whether the company will successfully deliver the full amount, if any, of the vaccines as ordered; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:	Alan R. Engbring	Jill M. Church
	Executive Director,	Vice President and
	Investor Relations	Chief Financial Officer
(858) 646-1127
Website: www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues:
Contract and grant revenue	$487	$3,815	$2,940	$4,102
License and royalty revenue	4,320	1,927	4,551	2,549
Total revenues	4,807	5,742	7,491	6,651
Operating expenses:
Research and development	4,756	4,680	9,229	10,852
Manufacturing and production	3,353	3,975	7,265	5,978
General and administrative	1,923	2,535	4,038	4,481
Total operating expenses	10,032	11,190	20,532	21,311
Loss from operations	(5,225)	(5,448)	(13,041)	(14,660)
Net investment income	243	132	481	269
Net loss	$(4,982)	$(5,316)	$(12,560)	$(14,391)
Basic and diluted net loss per share	$(0.21)	$(0.23)	$(0.53)	$(0.66)
Shares used to calculate basic and diluted net loss per share	23,517	23,476	23,513	21,896

Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004

Assets:
Cash, cash equivalents, and marketable securities	$59,060	$73,996
Other current assets	4,894	3,412
Total current assets	63,954	77,408
Property and equipment, net	15,760	16,277
Other assets	7,374	7,541
Total assets	$87,088	$101,226
Liabilities and stockholders’ equity:
Current liabilities	$9,647	$10,108
Long-term obligations	6,823	8,209
Stockholders’ equity	70,618	82,909
Total liabilities and stockholders’ equity	$87,088	$101,226

SOURCE  Vical Incorporated
          -0-                                        08/02/2005
          /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or
Jill M. Church, Vice President and Chief Financial Officer, both of Vical
Incorporated, +1-858-646-1127/
          /Web site:  http://www.vical.com /